Exhibit 99.1
Match Group Announces First Quarter Results
New CEO Spencer Rascoff Drives Increased Product Velocity and Organizational Discipline – Positioning Match Group for $100M+ in Annualized Savings
LOS ANGELES, May 8, 2025 - Match Group (NASDAQ: MTCH) today announced financial results for the first quarter ended March 31, 2025.
“In my first full quarter as CEO, we’ve moved quickly to reinvigorate the business and this quarter’s results show early traction,” said Spencer Rascoff, CEO of Match Group. “In just a few months, we’ve unlocked significant cross-company synergies, reorganized our largest business unit, accelerated product development, and brought greater focus and discipline to how we work. The organization is moving faster, aligned on sharper priorities, and beginning to deliver against the strategy we’ve put in place.”
Match Group announced a reorganization aimed at creating a more integrated, product-led company focused on accelerating innovation, improving execution, and delivering better outcomes for users. This shift supports Match Group’s commitment to leading the future of meaningful connection – one that’s more authentic, lower-pressure, and aligned with how people, especially Gen Z, choose to connect today.
Through these changes, Match Group is becoming a flatter, more nimble organization – with fewer layers, more empowered teams, and a clearer line of sight to execution. The company announced a planned 13% workforce reduction and centralized key functions – including select technology & data services, customer care and content moderation, media buying, and international go-to-market functions – to reduce duplication and unlock scale. These decisions reinforce a broader commitment to focus, speed, and long-term growth, positioning Match Group to deliver more impact with greater efficiency across its multi-brand portfolio.
“Match Group is the clear global leader in creating meaningful connections, and today’s changes will allow us to realize the full benefits of our scale. We are breaking down business silos, improving company-wide communication and collaboration, and unleashing efficiencies and innovation. The ultimate beneficiaries of these changes will be the tens of millions of users who rely on our apps to spark meaningful connections,” said Rascoff. “This is a critical first step toward improving user outcomes, which over time drives user growth, revenue expansion, and long-term shareholder value.”

Match Group Q1 2025 Financial Highlights
•Total Revenue of $831 million declined 3% year-over-year (“Y/Y”), down 1% on a foreign exchange (“FX”) neutral basis (“FXN”), driven by a 5% Y/Y decline in Payers to 14.2 million, partially offset by a 1% Y/Y increase in RPP to $19.07.
•Operating Income of $173 million declined 7% Y/Y, representing an Operating Income Margin of 21%.
•Adjusted Operating Income of $275 million declined 2% Y/Y, representing an Adjusted Operating Income Margin of 33%.
•Operating Cash Flow and Free Cash Flow were $193 million and $178 million, respectively, year-to-date through March 31, 2025.
•Repurchased 6.1 million of our shares at an average price of $32 per share on a trade date basis for a total of $195 million and paid $48 million in dividends, deploying over 135% of our free cash flow for capital return to shareholders.
•Diluted shares outstanding1 were 255.8 million as of April 30, 2025, a decrease of 9%, since May 3, 2024.
The following table summarizes total company consolidated financial results for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
(Dollars in millions, except RPP, Payers in thousands)	2025	2024	Y/Y Change
Total Revenue	$831	$860	(3)%
Direct Revenue	$812	$845	(4)%
Operating Income	$173	$185	(7)%
Operating Income Margin	21%	21%
Adjusted Operating Income	$275	$279	(2)%
Adjusted Operating Income Margin	33%	33%
Payers	14,198	14,930	(5)%
RPP	$19.07	$18.87	1%
Other Quarterly Highlights:
•Launched several new features on Tinder, including AI-enabled Discovery, Double Date, and The Game Game™, all aimed at creating more social, low-pressure experiences for Gen Z users.
•Continued testing new Trust & Safety features on Tinder to improve platform integrity.
•Rolled out Hinge’s new AI-powered recommendation algorithm, which has driven a 15%+ increase in matches and contact exchanges.
•Detailed further geographical expansion efforts across Hinge, The League, Azar, and Pairs, extending our reach and unlocking new growth opportunities.
1 As defined on page 10 of this press release.

A webcast of our first quarter 2025 results will be available at https://ir.mtch.com, along with our Prepared Remarks and Supplemental Financial Materials. The webcast will begin today, May 8, 2025 at 8:30 AM Eastern Time. This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
Dividend Declaration
Match Group's Board of Directors has declared a cash dividend of $0.19 per share of the company's common stock. The dividend is payable on July 18, 2025 to stockholders of record as of July 3, 2025.
Financial Outlook
For Q2 2025, Match Group expects:
•Total Revenue of $850 to $860 million, down 2% to flat Y/Y.
•Adjusted Operating Income of $295 to $300 million, down 4% to down 2% Y/Y.
•Adjusted Operating Income Margin of approximately 35% at the midpoints of the ranges.

Financial Results
Consolidated Operating Costs and Expenses

	Three Months Ended March 31,
(Dollars in thousands)	2025	% of Revenue	2024	% of Revenue	Y/Y Change
Cost of revenue	$236,908	29%	$256,742	30%	(8)%
Selling and marketing expense	157,096	19%	165,301	19%	(5)%
General and administrative expense	111,520	13%	106,241	12%	5%
Product development expense	120,854	15%	115,737	13%	4%
Depreciation	21,729	3%	20,521	2%	6%
Amortization of intangibles	10,478	1%	10,367	1%	1%
Total operating costs and expenses	$658,585	79%	$674,909	79%	(2)%
Liquidity and Capital Resources
During the three months ended March 31, 2025, we generated operating cash flow of $193 million and Free Cash Flow of $178 million.
During the quarter ended March 31, 2025, we repurchased 6.1 million shares of our common stock for $195 million on a trade date basis at an average price of $32.01. Between April 1 and April 30, 2025, we repurchased an additional 3.5 million shares of our common stock for $100 million on a trade date basis at an average price of $28.92. As of April 30, 2025, $1.45 billion in aggregate value of shares of Match Group stock remains available under our share repurchase program.
On January 21, 2025, we repaid the outstanding $425 million balance on our Term Loan with cash on hand.
As of March 31, 2025, we had $414 million in cash, cash equivalents, and short-term investments and $3.5 billion of long-term debt, all of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $500 million revolving credit facility was undrawn as of March 31, 2025. Match Group’s trailing twelve-month leverage2 as of March 31, 2025 was 2.8x on a gross basis and 2.4x on a net basis.
On April 17, 2025, we paid a dividend of $0.19 per share to holders of record on April 3, 2025. The total cash payout was $47 million.
2 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 8.

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended March 31,
	2025	2024

	(In thousands, except per share data)
Revenue	$831,178	$859,647
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	236,908	256,742
Selling and marketing expense	157,096	165,301
General and administrative expense	111,520	106,241
Product development expense	120,854	115,737
Depreciation	21,729	20,521
Amortization of intangibles	10,478	10,367
Total operating costs and expenses	658,585	674,909
Operating income	172,593	184,738
Interest expense	(35,256)	(40,353)
Other income, net	2,616	9,474
Earnings before income taxes	139,953	153,859
Income tax provision	(22,382)	(30,625)
Net earnings	117,571	123,234
Net earnings attributable to noncontrolling interests	(1)	(36)
Net earnings attributable to Match Group, Inc. shareholders	$117,570	$123,198

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.47	$0.46
Diluted	$0.44	$0.44

Basic shares outstanding	251,130	268,142
Diluted shares outstanding	271,928	286,211

Stock-based compensation expense by function:
Cost of revenue	$1,835	$1,711
Selling and marketing expense	2,742	2,838
General and administrative expense	27,006	24,211
Product development expense	38,811	35,060
Total stock-based compensation expense	$70,394	$63,820

Consolidated Balance Sheet

	March 31, 2025	December 31, 2024

	(In thousands)
ASSETS
Cash and cash equivalents	$409,422	$965,993
Short-term investments	4,748	4,734
Accounts receivable, net	323,347	324,963
Other current assets	94,271	102,072
Total current assets	831,788	1,397,762

Property and equipment, net	152,904	158,189
Goodwill	2,312,865	2,310,730
Intangible assets, net	207,025	215,448
Deferred income taxes	266,560	262,557
Other non-current assets	118,743	121,085
TOTAL ASSETS	$3,889,885	$4,465,771

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$8,684	$18,262
Deferred revenue	158,475	166,142
Accrued expenses and other current liabilities	345,210	365,057
Total current liabilities	512,369	549,461

Long-term debt, net	3,427,164	3,848,983
Income taxes payable	36,984	33,332
Deferred income taxes	11,907	11,770
Other long-term liabilities	84,173	85,882

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	298	294
Additional paid-in capital	8,703,295	8,756,482
Retained deficit	(6,462,183)	(6,579,753)
Accumulated other comprehensive loss	(437,474)	(449,611)
Treasury stock	(1,986,648)	(1,791,071)
Total Match Group, Inc. shareholders’ equity	(182,712)	(63,659)
Noncontrolling interests	—	2
Total shareholders’ equity	(182,712)	(63,657)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,889,885	$4,465,771

Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2025	2024

	(In thousands)
Cash flows from operating activities:
Net earnings	$117,571	$123,234
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	70,394	63,820
Depreciation	21,729	20,521
Amortization of intangibles	10,478	10,367
Deferred income taxes	(3,722)	6,777
Other adjustments, net	5,325	3,585
Changes in assets and liabilities
Accounts receivable	2,510	71,674
Other assets	15,230	7,118
Accounts payable and other liabilities	(49,339)	(22,538)
Income taxes payable and receivable	11,525	11,051
Deferred revenue	(8,584)	(11,506)
Net cash provided by operating activities	193,117	284,103
Cash flows from investing activities:
Capital expenditures	(15,427)	(17,234)
Other, net	(1,067)	(8,814)
Net cash used in investing activities	(16,494)	(26,048)
Cash flows from financing activities:
Principal payments on Term Loan	(425,000)	—
Proceeds from issuance of common stock pursuant to stock-based awards	378	1,255
Withholding taxes paid on behalf of employees on net settled stock-based awards	(78,749)	(9,591)
Dividends	(47,791)	—
Purchase of treasury stock	(188,676)	(188,593)
Purchase of noncontrolling interests	(84)	(737)
Other, net	(374)	(1,953)
Net cash used in financing activities	(740,296)	(199,619)
Total cash (used) provided	(563,673)	58,436
Effect of exchange rate changes on cash and cash equivalents	7,102	(5,947)
Net (decrease) increase in cash and cash equivalents	(556,571)	52,489
Cash, cash equivalents, and restricted cash at beginning of period	965,993	862,440
Cash, cash equivalents, and restricted cash at end of period	$409,422	$914,929

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended March 31,
	2025	2024

	(Dollars in thousands)
Operating Income	$172,593	$184,738
Stock-based compensation expense	70,394	63,820
Depreciation	21,729	20,521
Amortization of intangibles	10,478	10,367
Adjusted Operating Income	$275,194	$279,446

Revenue	$831,178	$859,647
Operating Income Margin	21%	21%
Adjusted Operating Income Margin	33%	33%
Reconciliation of Operating Income to Adjusted Operating Income used in Leverage Ratios

Twelve months ended March 31, 2025
(In thousands)
Operating Income	$811,167
Stock-based compensation expense	273,955
Depreciation	88,707
Impairments and amortization of intangibles	74,286
Adjusted Operating Income	$1,248,115
Reconciliation of Forecasted Operating Income to Forecasted Adjusted Operating Income

Three Months Ended June 30, 2025
(In millions)
Operating Income	$195 to $200
Stock-based compensation expense	71
Depreciation and impairments and amortization of intangibles	29
Adjusted Operating Income	$295 to $300

Revenue	$850 to $860
Operating Income Margin (at the mid-point of the ranges)	23%
Adjusted Operating Income Margin (at the mid-point of the ranges)	35%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2025	2024

	(In thousands)
Net cash provided by operating activities	$193,117	$284,103
Capital expenditures	(15,427)	(17,234)
Free Cash Flow	$177,690	$266,869
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended March 31,
	2025	$ Change	% Change	2024

	(Dollars in millions, rounding differences may occur)
Total Revenue, as reported	$831.2	$(28.5)	(3)%	$859.6
Foreign exchange effects	19.4
Total Revenue, excluding foreign exchange effects	$850.6	$(9.0)	(1)%	$859.6

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	4/30/2025
Share Price		$29.66
Absolute Shares		245.2

Equity Awards
Options	$18.11	0.4
RSUs and subsidiary denominated equity awards		10.1
Total Dilution - Equity Awards		10.5
Outstanding Warrants
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$133.17	—
Warrants expiring on April 15, 2030 (6.9 million outstanding)	$133.23	—
Total Dilution - Outstanding Warrants		—

Total Dilution		10.5
% Dilution		4.1%
Total Diluted Shares Outstanding		255.8
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the options are settled net of the option exercise price and employee withholding taxes, as is our practice, and the dilutive effect is presented as the net shares that would be issued upon exercise. Withholding taxes paid by the Company on behalf of the employees upon exercise is estimated to be $13.2 million, assuming the stock price in the table above and a 50% estimated employee withholding tax rate.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are settled net of employee withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting. Withholding taxes paid by the Company on behalf of the employees upon vesting is estimated to be $300.8 million, assuming the stock price in the table above and a 50% withholding rate.
All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at March 31, 2025.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income Margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash, and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of RSUs, performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Tinder consists of the world-wide activity of the brand Tinder®.
Hinge consists of the world-wide activity of the brand Hinge®.
Evergreen & Emerging (“E&E”) consists of the world-wide activity of our Evergreen brands including Match®, Meetic®, OkCupid®, Plenty Of Fish®, and a number of demographically focused brands and our Emerging brands including BLK®, ChispaTM, The League®, Archer®, Upward®, YuzuTM, and other smaller brands.
Match Group Asia (“MG Asia”) consists of the world-wide activity of the brands Pairs® and Azar®.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 8, 2025, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our ability to maintain or grow the size of our user base and convert users to paying users, competition, the limited operating history of some of our brands, our ability to attract users to our services through cost-effective marketing and related efforts, our ability to distribute our services through third parties and offset related fees, risks relating to our use of artificial intelligence, foreign currency exchange rate fluctuations, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, impacts to our offices and employees from more frequent extreme weather events, risks relating to certain of our international operations and acquisitions, damage to our brands' reputations as a result of inappropriate actions by users of our services, and macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, BLK®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Vidhya Murugesan Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com